Exhibit 99.1

Generational Asia I Acquisition Limited Announces Transfer of Listing To Nasdaq

New York and Singapore – March 13, 2024 – Generational Asia I Acquisition Limited (NYSE: GAQ) (the “Company” or “Generation Asia”), a publicly-traded special purpose acquisition company, announced today that it intends to remove its Class A ordinary shares, units and warrants from the New York Stock Exchange (the “NYSE”) and list its shares on The Nasdaq Global Market (“Nasdaq”) on or around March 25, 2024. The decision to list on Nasdaq was made in consideration of Generation Asia’s pursuit of an initial business combination (the “Business Combination”) and will enable the post-combination company to be listed alongside the other innovative technology companies that are also listed on Nasdaq.

On or about March 26, 2024, the Company expects Generational Asia’s Class A ordinary shares to commence trading on Nasdaq under the symbol “GAQ”, and for the warrants and the units to commence trading in the over-the-counter market under the symbols “GAQQW” and “GAQQU”, respectively.

About Generation Asia I Acquisition Limited

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “business combination”). While the Company may pursue a business combination with a company in any industry, sector or geographic region (excluding Mainland China subject to certain exceptions), the Company intends to focus its search on a target that is at least partially owned by a financial sponsor(s) with operations or prospective operations in the technology, media & telecommunications, business services, or consumer sectors across Asia, in particular North Asia and Southeast Asia.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including with respect to (i) the continued extension of the period of time that the Company has to consummate a business combination, (ii) the plan for and consummation of an initial business combination and (iii) the anticipated use of the net proceeds. Forward-looking statements are subject to numerous risks, uncertainties and conditions, many of which are beyond the control of the Company, including whether the sponsor will continue to elect to extend the period of time that the Company has to consummate a business combination, as well as those set forth in the “Risk Factors” section of the Company’s annual and quarterly reports filed with the Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Generation Asia I Acquisition Limited

Katherine Chan

Telephone: +852 2131 8900

Email: kchan@gen-mgmt.com